Earnings Announcement
February 13th, 2006
FOR IMMEDIATE RELEASE

Fourth quarter diluted earnings per share $0.34
Earnings per share for the year $1.52
($0.39 and $1.62 respectively before special charges)*

Denver, Colorado
MacDermid, Incorporated, a worldwide manufacturer of proprietary specialty chemical products and materials for the electronics, metal finishing and printing industries, (NYSE: MRD) today announced financial results for the fourth quarter ended December 31, 2005.

Fourth-Quarter Operating Results

The Company recorded fourth quarter sales of $196.3 million, a 14.0% increase over the same period in 2004. The company’s acquisition of Autotype in June 2005 contributed $22.3 million to sales in the fourth quarter. Net sales were negatively impacted by $5.8 million due to the strengthening of the US dollar against foreign currencies in the quarter. Excluding the effects of currency and the Autotype acquisition, sales increased by 4.6% over 2004.

Fourth quarter net earnings were $10.4 million, $.34 per share compared to $14.9 million, $.48 per share in the prior period. Included in earnings were unusual costs of $2.1 million, $.04 per share for restructuring in Europe and the provision for loss on the sale of a small equipment business in the US. *These are non-GAAP financial measures. *These and all non-GAAP financial measures are reconciled on the company’s investor relations Web site and in attachments to this news release.

The Gross Profit % was negatively affected, as anticipated, by the lower inherent gross margins of Autotype, and higher raw material prices, and by unfavorable overhead variances primarily in the USA due to factory upgrades resulting in temporarily higher unit production costs as new plant capacity was ramped up to normal production levels. Raw material costs increased $2.2 million or $.05 per share in the quarter, as price increases lagged higher costs. It is expected these higher costs will be fully recovered in the first half of 2006.

Operating expenses (S G & A) were $0.6 million lower this quarter excluding the effect of the Autotype acquisition. Currency affected expenses favorably by $ 1.9 million and in constant $ expenses would have increased $1.3 million (2.4%) over the prior quarter.

Earnings were positively impacted in the fourth quarter by higher earnings in the Advanced Surface Finishing (ASF) business in Asia, and ColorSpan which is in the MacDermid Printing Solutions (MPS) segment. Autotype performed well and contributed $0.05 per share to earnings.

Owner Earnings, a measure of free cash flow (defined below and shown in BOLD in the attached Condensed Consolidated Summary of Cash Flows), were $24.9 million for the quarter ended December 31, 2005, compared with $22.8 million for the same quarter in the prior year. Cash balance as of year end was $81 million.

Full-Year Operating Results

Sales for the twelve months ended December 31, 2005 were $738.0 million, or an 11.7% increase compared to the same period in the prior year.
The company’s acquisition of Autotype in June 2005 contributed $49.7 million to sales for the six and a half months ended December 31, 2005.
On a year to date basis, sales benefited by $1.7 million as the dollar remains weaker than the Euro and British Pound Sterling on a year to date average basis.
On a constant dollar basis and excluding the Autotype acquisition our sales increased by 3.9%.

Diluted earnings per share for the twelve months ended December 31, 2005 were $1.52, or a $0.20 decrease from the prior year. *Excluding special charges for restructuring and for purchase accounting MacDermid’s Earnings per Share would have amounted to $1.62 for the year. In addition, the legal settlement of $2.5 million in the second quarter and increased raw material costs throughout the year contributed to lower earnings this year compared to last year.

Currency fluctuations positively impacted diluted earnings on a year to date basis by $0.01 per share compared to prior year.

The tax rate remained at much the same level it has been throughout 2005 at 28.3% decreased 3.2% from the prior year rate of 31.5%, due predominantly to less repatriation of overseas dividends in 2005, which primarily resulted from the allocation of cash for the June 2005 Autotype acquisition and from the favorable settlement of prior years’ tax returns with the IRS. Cash repatriation strategy significantly impacts the effective tax rate and can cause the rate to fluctuate as financing strategies change.

Owner earnings for fiscal 2005 and 2004 were $46.8 million and $76.7 million, respectively. The decrease in owner earnings is primarily attributable to the lower net earnings and the investment in working capital arising from the increased sales in the year. Capital expenditure was $14 million compared to $12.2 million in the prior year reflecting increased capacity and infrastructure build in China. Working capital metrics were improved from the prior year to record levels.

Advanced Surface Finishing (“ASF”) segment

ASF segment sales for the fourth quarter 2005 increased by $9.0 million, or 9.0%, compared to the same quarter in the prior year. The acquisition of Autotype contributed $11.6 million, or 11.5%, to this increase. Sales in other ASF businesses decreased $2.6 million, or 2.6% primarily to order patterns in Offshore Solutions. For the twelve months ended December 31, 2005, sales increased $36.5 million, or 9.4%, compared to the prior year. The acquisition of Autotype contributed $24.6 million, or 6.4%, to this increase. Sales in other ASF businesses increased $12.0 million, or 3.1%. The Asia and Offshore divisions predominantly contributed to this increase.

ASF segment gross profit for the fourth quarter decreased 5.0% compared to the same quarter last year. For the twelve months ended December 31, 2005, ASF segment gross profit declined 3.5%. The decrease is due primarily to the increase in raw material costs and lower sales and production volumes which negatively affected overhead costs.

ASF segment operating profit for the fourth quarter decreased 13.3% compared to the same quarter in the prior year. The acquisition of Autotype, after a slow start in quarter 3, contributed to operating profits as planned, before acquisition and restructuring charges. The lower gross profit percentage on lower fourth quarter sales and the increased price of raw materials amounting to 1.1% of sales were also contributors to the lower operating profit. Price increases implemented in the quarter are expected to reverse this effect in 2006.

For the twelve months ended December 31, 2005, ASF segment operating profits decreased 1.7% compared to the same period last year. The acquisition of Autotype diminished the effect of this decrease by contributing to operating profits, before acquisition and certain restructuring charges.

Excluding the special charges (purchase accounting and restructuring) in the ASF segment amounting to $1.8 million and the effect of the Autotype acquisition, the operating profit for the twelve months would have been $61.1 million, which is 2.6% less than the prior year. Significant costs were incurred in the Middletown Delaware plant to enable manufacturing flexibility for the plant to produce Autotype products and products for our printing business. Profits in Asia did not grow at normal levels due to significant investment in infrastructure including a new technical and manufacturing facility in China. Many of these costs are a “step function” and as such will remain relatively fixed. As a result it is believed starting in 2006 the normal level of profit growth will return to this important region.

Printing Solutions Segment (“MPS”)

The Printing Solutions segment increased sales $15.1 million, or 21.1% in the fourth quarter of 2005. The Autotype and Colorspan divisions contributed strongly to the quarterly increase. Packaging revenues grew in the quarter. Newspaper order pattern was negative for the quarter.
For the twelve months ended December 31, 2005, sales increased $40.7 million, or 14.9%, compared to the prior year.

MPS segment gross profit decreased 3.3% in the fourth quarter and 3.1% for the twelve months ended December 31, 2005. The decline is attributable to lower inherent gross margins for Autotype, increased raw material costs, plant upgrade and start up expenses.

MPS segment operating profit for the fourth quarter decreased by 24.9% compared to the same period last year. The acquisition of Autotype and excellent performance of ColorSpan diminished the effect of this decrease. Excluding the effects of Autotype and Colorspan’s positive impact on earnings and the restructuring costs of $ 1.2 million in the quarter, MPS operating profit decreased by $2.5 million compared to the same quarter last year due to lower sales, higher raw material and factory costs and higher selling and technical and R & D expenses, primarily in the Americas. Multimillion dollar investments were incurred in R&D for computer to plate technology in newspaper printing and the establishment of a new plate R&D team in Europe. It is expected these investments while costly in 2005, will lead to higher revenues in the future. In 2005 a new plant in Europe to produce newspaper printing plates was successfully commissioned and is ramping up. It is believed this market represents excellent growth opportunities.

For the twelve months ended December 31st 2005, operating profit decreased 24.8% compared to the prior year. Excluding the effects of Autotype and the restructuring costs of $1.9 million the MPS operating profit decreased by $10.6 million compared to last year due to lower sales in Europe, increases in raw material costs, higher plant costs and increased selling & technical costs, increased spending on R&D and the legal settlement amounting to $2.5 million in the second quarter.

Autotype acquisition

The acquisition of Autotype in June of 2005 added product lines to the ASF and MPS segments. On a consolidated basis, Autotype added $ 22.3 million of sales for the quarter and $49.7 million dollars in sales for the year. Management continues to integrate synergies that are expected to result in performance in 2006 at levels planned in the acquisitions models used in evaluating this acquisition.

Dan Leever Chairman and CEO said, “ 2005 represents a test. We have long said we would invest in the future when the opportunities were right, not when it was convenient. This year was not a particularly convenient time to significantly increase our investments in innovation and plant technology. That hurt earnings. We believe there are excellent opportunities to reap excellent returns from these investments. We believe we will see returns, not in years, but in months. We are very optimistic about 2006. We thank you for your patience. We don’t take it for granted.

Note:
Owner Earnings is calculated as Net Cash flows provided by operating activities (GAAP definition) less net capital expenditures. EBITDA comprises Earnings before Interest, Taxation, Depreciation and Amortization. This press release and additional financial information together with our reconciliation of GAAP to Non-GAAP numbers are available on our website.
Website: http://www.macdermid.com

MacDermid, Incorporated

NYSE - MRD
CUSIP 554273 10 2

February 13th, 2006

This report and other Corporation reports and statements describe many of the positive factors affecting the Corporation’s future business prospects. Investors should also be aware of factors that could have a negative impact on those prospects. These include political, economic or other conditions such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the business; competitive products, advertising, promotional and pricing activity; the degree of acceptance of new product introductions in the marketplace; technical difficulties which may arise with new product introductions; and the difficulty of forecasting sales at certain times in certain markets.